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                                                                    EXHIBIT 99.1


                                   THE ISSUER

      We are a global energy company with operations that span the energy value chain, from energy production and extraction to power generation. Our principal operations include:

         o the domestic and international transportation, gathering, processing, and storage of natural gas;

         o the marketing of energy and energy-related commodities and products;

         o        the generation of power;

         o        the refining of petroleum;

         o        the production of chemicals;

         o the development and operation of energy infrastructure facilities;

         o        the exploration and production of natural gas and oil; and

         o        the mining of coal.

      Our Pipeline group owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the United States and internationally. In the U.S., our systems connect the nation's principal natural gas supply regions to the five largest consuming regions in the United States: the gulf coast, California, the Northeast, the Midwest, and the Southeast. These operations represent the largest and only integrated coast-to-coast mainline natural gas transmission system in the United States. Our U.S. system is comprised of seven wholly owned interstate pipeline systems: the Tennessee Gas pipeline, the ANR pipeline, the El Paso Natural Gas pipeline, the Southern Natural Gas pipeline, the Colorado Interstate pipeline, the Mojave pipeline, and the Wyoming Interstate pipeline systems. We also have interests in the Florida Gas Transmission pipeline, the Great Lakes Gas Transmission pipeline, the Portland Natural Gas Transmission pipeline, and the Alliance pipeline systems. In addition to providing open access transmission services, these systems own or have interests in over 425 billion cubic feet of storage capacity used to provide a variety of services to their customers. Our international pipeline operations include access from our U.S. based systems into Canada and Mexico as well as interests in three major operating natural gas transmission systems in Australia.

      Our Merchant Energy group is involved in a broad range of activities in the energy marketplace, including asset ownership, trading and risk management and financial services. We are one of North America's largest energy commodity marketers and traders, and buy, sell, and trade natural gas, power, crude oil, refined products, coal and other energy commodities throughout the world. We are also a significant non-utility owner of electric generating capacity with interests in 65 power generation facilities in 21 countries. Our four refineries have the capacity to process 538,000 barrels of crude oil per day and produce a variety of gasolines and diesel fuels, jet fuels, asphalt, industrial fuels, and other products. We also produce agricultural and industrial chemicals and petrochemicals at 7 facilities in the United States and Canada. Our coal operations produce high-quality, bituminous coal with reserves in Kentucky, Virginia and West Virginia. Most recently, we have announced our expansion into the liquified natural gas business, capitalizing upon the U.S. and worldwide demand for natural gas. Our financial services businesses invest in emerging businesses to finance growth in the U.S. and Canadian energy markets. As a global energy merchant, we evaluate and measure risks inherent in the markets we serve, and use sophisticated systems and integrated risk management techniques to manage those risks.

      Our Field Services group provides natural gas gathering, products extraction, fractionation, dehydration, purification, compression and intrastate transmission services. These services include gathering of natural gas from more than 15,000 natural gas wells with approximately 24,000 miles of gathering and NGL pipelines, and 35 natural gas processing, treating, and fractionation facilities located in some of the most prolific and active production areas in the United States, including the San Juan Basin, east and south Texas, Louisiana, the Gulf of Mexico, and the Rocky Mountains. We conduct our intrastate transmission operations through interests in 6 intrastate systems, including the El Paso Gas Transmission Texas pipeline that extends from south Texas and the Permian Basin to central and east Texas. These pipeline assets serve all major metropolitan areas and the largest industrial load centers in Texas, as well as numerous natural gas trading hubs. Our primary vehicle for the acquisition and development of midstream energy infrastructure assets is El Paso Energy Partners, L.P., a publicly traded master limited partnership of which we are the general partner. Energy Partners provides natural gas and oil gathering and transportation, midstream, storage, and other related services, principally offshore in the Gulf of Mexico.


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      Our Production group leases approximately 5.0 million net acres in 16 states, including Colorado, Kansas, Louisiana, New Mexico, Texas, Oklahoma, Utah, Wyoming, and Arkansas, as well as the Gulf of Mexico. We also have exploration and production rights in Australia, Brazil, Canada, Hungary, Indonesia, and Turkey. During 2000, daily equivalent natural gas production exceeded 1.6 billion cubic feet per day, and our reserves at December 31, 2000 were approximately 6.4 trillion cubic feet of gas equivalent.

      In addition to our energy activities, we have announced a telecommunications strategy that will leverage our knowledge of the commodity and capital markets into the emerging telecommunications market. Our strategy involves:

         o accessing fiber deep within metropolitan markets to aggregate supply in major U.S. cities;

         o utilizing fiber rings and key points of interconnection of major carriers and service providers to allow for liquidity to develop in major markets; and

         o assembling a high capacity thin fiber national long-haul backbone.

      We will overlay against this asset base a merchant-based operating support system and valuation models that will allow us to apply the merchant skills developed in our core commodity business to the rapidly changing telecommunications markets.


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